Exhibit 10.5

INDEPENDENT CONTRACTOR AGREEMENT

This is to confirm the agreement between Scott R. Burell (“Contractor”), and Invitae Corporation (the “Company”) for contract services (the “Agreement”). The terms and conditions of the arrangements between Contractor and the Company are as follows:

1. Term of Agreement. This Agreement is effective (the “Effective Date”) as of the Closing Date as that term is defined in that certain Agreement and Plan of Merger and Reorganization dated July 31, 2017 by and among Invitae Corporation, Coronado Merger Sub, Inc. and CombiMatrix Corporation (“CombiMatrix”), so long as Contractor shall have been employed by CombiMatrix continuously from July 31, 2017 until immediately prior to the Closing Date, and shall continue in effect until the earlier of (a) the eight (8) month anniversary of the Effective Date or (b) such time as this Agreement is terminated as provided in Section 9 below (such effective period of this Agreement, including any extensions to the initial term, the “Term”).

2. Services To Be Performed by Contractor. Contractor agrees to provide strategic management and leadership services of CombiMatrix as the operations of CombiMatrix integrate into the Company as and when requested by the Company (the “Project”).

3. Compensation. The Company will compensate Contractor according to the following fee schedule on a monthly basis during the Term (and, if longer, through the date which is eight (8) months following the Effective Date if a termination has occurred pursuant to Sections 9(c) or 9(e) below), within ten (10) days following receipt of Contractor’s invoice delivered to the Company:

•	$22,150.00 per month; plus

•	If and to the extent that Contractor elects during the Term to continue the health insurance coverage for Contractor and Contractor’s dependents (as in effect immediately prior to the Closing Date) under COBRA, reimbursement for the monthly premium.

In addition, the Company will pay Contractor the following bonuses and perks, but only to the extent, on the dates of such payments, that (i) Contractor would have been entitled to such payments (including, without limitation, because any related milestones were achieved) had he been employed by CombiMatrix (in the instance of the first bullet below) and, (ii) unless a termination has occurred pursuant to Sections 9(a), 9(c) or 9(e) below prior to the date which is eight (8) months following the Effective Date, Contractor has continuously performed services for the Company pursuant to this Agreement from and after the Effective Date and through such dates of payment:

•	Within 75 days after December 31, 2017, and assuming that no portion of any such bonus amount has been previously paid to Contractor, the Company will pay Contractor any applicable annual bonus amount for actual achievement of second half and year-end targets under that certain CombiMatrix Amended and Restated 2017 Executive Performance Bonus Plan; and

•	Reimbursement of all reasonable and otherwise unreimbursed transportation and hotel expenses for Contractor and Contractor’s spouse for the CombiMatrix 2017 President’s Club.

4. Work Location. Contractor shall determine the location for performance of Contractor’s services, consistent with the needs of the Project.

5. Billable Expenses. Out-of-pocket expenses (including, without limitation, local travel and local telephone calls) that Contractor incurs in connection with the Project shall be paid by Contractor. With prior approval by the Company, the Company shall reimburse Contractor for out-of-area travel and any general, applicable expenses related to the Project. Reimbursement shall be made within ten (10) days following receipt of Contractor’s invoice, provided that expenses shall be invoiced no more often than on a monthly basis.

6. Independent Contractor Relationship. Contractor and the Company agree that no employment relationship is created by this Agreement. The Company is interested only in the results to be achieved by Contractor. Contractor is an independent contractor and is not considered an agent or common law employee of the Company for any purpose.

7. Contractor’s Tax Obligations. Except with respect to any portion of the compensation payable pursuant to Section 3 above as to which Contractor is treated as a W-2 employee of CombiMatrix and CombiMatrix effects the applicable withholding and deductions with respect thereto, (a) Contractor shall be solely responsible for and shall make proper and timely payment of any taxes due on payments made (i) to Contractor pursuant to this Agreement (including, but not limited to, Contractor’s estimated state and federal income taxes and self-employment taxes) and (ii) to other persons who provide services to Contractor in connection with this Agreement, and (b) Contractor hereby agrees to indemnify the Company against any and all claims, liabilities or expenses (including, without limitation, reasonable attorneys’ fees and costs) the Company incurs as a result of Contractor’s breach of any of Contractor’s obligations under this Section 7.

8. Confidential Information, Invention Assignment and Arbitration Agreement. Prior to any effectiveness of this Agreement, Contractor shall execute and deliver to the Company a copy of the Confidential Information, Invention Assignment and Arbitration Agreement in the form attached hereto as Exhibit A (the “Proprietary Agreement”).

9. Termination. If earlier than the eight (8) month anniversary of the Effective Date (when this Agreement otherwise terminates), this Agreement shall terminate automatically on the occurrence of any of the following events:

(a) Death or permanent disability of Contractor;

(b) Assignment of this Agreement by Contractor without the Company’s consent;

(c) Ten (10) days’ notice to Contractor by the Company without Cause (as defined below);

(d) Written notice to Contractor by the Company, effective immediately, with Cause (as defined below);

(e) Ten (10) days’ notice to the Company by Contractor with Good Reason (as defined below);

(f) Ten (10) days’ notice to the Company by Contractor without Good Reason (as defined below); or

(g) At such time as Contractor may become an employee of the Company.

For purposes of this Agreement, “Cause” shall mean any of the following: (i) continued failure by Contractor to substantially perform his obligations to the Company under this Agreement (other than as a result of Contractor’s incapacity due to any medically determinable physical or mental impairment), (ii) any act of fraud or intentional misconduct by Contractor in connection with Contractor’s responsibilities to the Company under this Agreement that is materially injurious to the Company; or (iii) Contractor’s conviction of a felony.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events or conditions without Contractor’s written consent: (i) any material diminution of Contractor’s compensation under this Agreement; or (ii) a material change in the geographic location at which Contractor must perform Contractor’s duties under this Agreement, except for reasonably required travel by the Company; provided that the Contractor has given the Company written notice of his intent to resign for Good Reason no later than ninety (90) days after the time at which the event or condition giving rise to Good Reason first occurs or arises, and the Company shall not have cured such Good Reason event within thirty (30) days following receipt of such notice from the Contractor.

For purposes of this Agreement, “permanent disability” shall mean Contractor is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

10. Modifications. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California, exclusive of its choice of law provisions.

12. Arbitration Clause. Any controversy or claim arising out of or relating to this Agreement or breach thereof shall be settled promptly by arbitration with one (1) arbitrator in San Francisco County, California, in accordance with the then existing rules of JAMS, Inc.; provided, however, that the arbitrator shall have no authority to add to, modify, change or disregard any lawful terms of this Agreement. The decision of the arbitrator shall be final and binding, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. Arbitration shall be the exclusive final remedy for any dispute between the parties; provided, however, that this provision shall not prevent either party from seeking injunctive relief for any violation of the Proprietary Agreement.

13. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

14. Acknowledgment. Contractor certifies and acknowledges that Contractor has carefully read all of the provisions of this Agreement and the Proprietary Agreement and Contractor understands and will fully and faithfully comply with such provisions. Contractor agrees that this Agreement, together with the Proprietary Agreement, supersedes and cancels any and all previous agreements of whatever nature between the Company and Contractor with respect to the matters covered herein and in the Proprietary Agreement. This Agreement, together with the Proprietary Agreement, constitutes the full, complete and exclusive agreement between Contractor and the Company with respect to the subject matters herein and in the Proprietary Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

INVITAE CORPORATION

By:	/s/ Lee Bendekgey
Name:	Lee Bendekgey
Title:	COO

CONTRACTOR:

/s/ Scott R. Burell
Name: Scott R. Burell

EXHIBIT A

Confidential Information, Invention Assignment and Arbitration Agreement

[attached hereto]

INVITAE CORPORATION

CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT

In connection with my performance of services for Invitae Corporation (the “Company”) pursuant to the Independent Contractor Agreement (“Contractor Agreement”) to which this Agreement is attached, I agree to the following provisions of this Invitae Corporation Confidential Information, Invention Assignment and Arbitration Agreement (this “Agreement”):

1. CONFIDENTIALITY

A. Definition of Confidential Information. “Services” means those services I am providing pursuant to the Contractor Agreement. I understand that “Company Confidential Information” means information that the Company has or will develop, acquire, create, compile, discover or own, that has value in or to the Company’s business which is not generally known and which the Company takes reasonable steps to maintain as confidential. Company Confidential Information includes both information disclosed by the Company to me, and information developed or learned by me during the course of my performance of Services with the Company (referred to herein as my “engagement”). Company Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of Company, whether or not such information is identified as Company Confidential Information. By example, and without limitation, Company Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which I called or with which I may become acquainted during the term of my engagement), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Company Confidential Information shall not include any such information which I can establish (i) was publicly known or made generally available prior to the time of disclosure by Company to me; (ii) becomes publicly known or made generally available after disclosure by Company to me through no wrongful action or omission by me; or (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by Company as shown by my then-contemporaneous written records.

B. Nonuse and Nondisclosure. I agree that during and after my engagement with the Company, I will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information, and I will not (i) use the Company Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of my engagement, or (ii) disclose the Company Confidential Information to any third party without the prior written authorization of the President, CEO, or the Board of Directors of the Company. Prior to disclosure when compelled by applicable law; I shall provide prior written notice to the President, CEO, and General Counsel of Invitae, Inc. (as applicable). I agree that I obtain no title to any Company

Confidential Information, and that as between Company and myself, Invitae, Inc. retains all Confidential Information as the sole property of Invitae, Inc. I understand that my unauthorized use or disclosure of Company Confidential Information during my engagement may lead to disciplinary action, up to and including immediate termination and legal action by the Company. I understand that my obligations under this Section 1.B shall continue after termination of my engagement.

C. Former Employer Confidential Information. I agree that during my engagement with the Company, I will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity with which I have an obligation to keep in confidence. I further agree that I will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D. Third Party Information. I recognize that the Company has received and in the future will receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Associated Third Party Confidential Information and to use it only for certain limited purposes. By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during my engagement with the Company and thereafter, that I owe the Company and its Associated Third Parties a duty to hold all such Associated Third Party Confidential Information in the strictest confidence, and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties. I further agree to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during my engagement may lead to disciplinary action, up to and including immediate termination and legal action by the Company.

2. OWNERSHIP

A. Assignment of Inventions. As between Company and myself, I agree that, subject to Section 2(G), all right, title, and interest in and to any and all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by me, solely or in collaboration with others, during my engagement with the Company and while performing Services, (collectively, “Inventions”), are the sole property of the Company. I also agree to promptly make full written disclosure to Invitae, Inc. of any Inventions, and to deliver and assign and hereby irrevocably assign fully to Invitae, Inc. all of my right, title and interest in and to Inventions. I agree that this assignment includes a present conveyance to Invitae, Inc. of ownership of Inventions that are not yet in existence. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my engagement with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act to the maximum extent permitted by applicable law. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.

B. Pre-Existing Materials. I have attached hereto as Exhibit A, a list describing all inventions, discoveries, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by me or in which I have an interest prior to, or separate from, my engagement with the Company and which relate to the Company’s proposed business, products, or research and development (“Prior Inventions”); or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on Exhibit A, they will not materially affect my ability to perform all obligations under this Agreement. Nothing in this Agreement transfers or assigns any ownership of any rights in Prior Inventions to the Company and the parties acknowledge that I retain all of my right, title and interest in Prior Inventions. I will inform Invitae, Inc. in writing before incorporating such Prior Inventions into any Invention or otherwise utilizing such Prior Invention in the course of my engagement with the Company. I will not incorporate any invention, improvement, development, concept, discovery, work of authorship or other proprietary information owned by any third party into any Invention without Invitae, Inc.’s prior written permission.

C. Moral Rights. Any assignment to Invitae, Inc. of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”) that I may have in Inventions. To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D. Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my engagement with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. As between Company and myself, the records are and will be available to and remain the sole property of Invitae, Inc. at all times.

E. Further Assurances. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. I further agree that my obligations under this Section 2.E shall continue after the termination of this Agreement.

F. Attorney-in-Fact. I agree that, if the Company is unable because of my unavailability, mental or physical incapacity, or for any other reason to secure my signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to Invitae, Inc. in Section 2.A, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

G. Exception to Assignments. I UNDERSTAND THAT THE PROVISIONS OF THIS AGREEMENT REQUIRING ASSIGNMENT OF INVENTIONS TO THE COMPANY DO NOT APPLY TO ANY INVENTION THAT WAS DEVELOPED ENTIRELY ON MY OWN TIME WITHOUT USING COMPANY’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE COMPANY’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE COMPANY; OR (2) RESULT FROM ANY WORK PERFORMED BY ME FOR THE COMPANY.

3. CONFLICTING OBLIGATIONS

A. Current Obligations. I agree that during the term of my engagement with the Company, I will not engage in any other activities that conflict with my obligations to the Company.

B. Prior Relationships. Without limiting Section 3.A, I represent and warrant that I have no other agreements, relationships, or commitments to any other person or entity that require me to take any actions that conflict with my obligations to the Company under this Agreement, or negatively affect my ability to perform the services pursuant to this Agreement. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and confidential information belonging to all prior employers (and/or other third parties I have performed services for in accordance with the terms of my applicable agreement). Moreover, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement with a third party to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.

4. RETURN OF COMPANY MATERIALS

Upon separation from engagement with the Company, on Company’s earlier request during my engagement, or at any time subsequent to my engagement upon demand from the Company, I will immediately deliver to Invitae, Inc., and will not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), all tangible embodiments of the Inventions, all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to Section 2.D. I also consent to an exit interview to confirm my compliance with this Article 4.

5. TERMINATION CERTIFICATION

Upon separation from engagement with the Company, I agree to immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit C. I also agree to keep the Company advised of my home and business address for a period of three (3) years after termination of my engagement with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.

6. SOLICITATION OF EMPLOYEES

To the fullest extent permitted under applicable law, I agree that during my engagement and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, I will not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company. I agree that nothing in this Article 6 shall affect my continuing obligations under this Agreement during and after this twelve (12) month period, including, without limitation, my obligations under Article 1.

7. CONFLICT OF INTEREST GUIDELINES

I agree to diligently adhere to the Company’s Insider Trading and Communications Policy and Conflict of Interest Guidelines. A copy of the Company’s current Insider Trading and Communications Policy and Conflict of Interest Guidelines are attached as Exhibits D and E hereto, but I understand that these Conflict of Interest Guidelines and the Insider Trading and Communications Policy may be revised from time to time during my engagement.

8. REPRESENTATIONS

Without limiting my obligations under Section 2.E above, I agree to execute any proper oath or verify any proper document required to carry out my obligations under the terms of this Agreement. I represent and warrant that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my engagement by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

9. AUDIT

I acknowledge that I have no reasonable expectation of privacy in any of the Company’s computer, technology system, email, handheld device, telephone, voicemail, or documents that are used to conduct the business of the Company. All information, data, and messages created, received, sent, or stored in these systems are, at all times, the property of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems, including, without limitation, open source or free software not authorized by the Company, and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my engagement.

I am aware that the Company has or may acquire software and systems that are capable of monitoring and recording all network traffic to and from any Company computer I may use. The Company reserves the right to access, review, copy, and delete any of the information, data, or messages accessed through these systems with or without notice to me and/or in my absence. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all news group activity (including groups visited, messages read, and postings by me), and all file transfers into and out of the Company’s internal networks. The Company further reserves the right to retrieve previously deleted messages from e-mail or voicemail and monitor usage of the Internet, including websites visited and any information I have downloaded while using any Company computers. In addition, the Company may review Internet and technology systems activity for Company computers I may use and analyze usage patterns, and may choose to publicize this data to assure that technology systems are devoted to legitimate business purposes.

10. ARBITRATION AND EQUITABLE RELIEF

A. Arbitration. IN CONSIDERATION OF MY ENGAGEMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL DISPUTES, AND MY RECEIPT OF THE COMPENSATION, PAY RAISES, AND OTHER BENEFITS PAID TO ME BY THE COMPANY, AT PRESENT AND IN THE FUTURE, I AGREE THAT, SUBJECT TO THE EXCEPTIONS LISTED BELOW, ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER, OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), ARISING OUT OF, RELATING TO, OR RESULTING FROM MY ENGAGEMENT WITH THE COMPANY OR THE TERMINATION OF MY ENGAGEMENT WITH THE COMPANY, INCLUDING ANY

BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION RULES SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 THROUGH 1294.2, INCLUDING SECTION 1281.8 (THE “ACT”), AND PURSUANT TO CALIFORNIA LAW. THE FEDERAL ARBITRATION ACT SHALL CONTINUE TO APPLY WITH FULL FORCE AND EFFECT NOTWITHSTANDING THE APPLICATION OF PROCEDURAL RULES SET FORTH IN THE ACT. THE COMPANY AGREES THAT, NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, I MAY BRING ACTIONS OR CLAIMS IN ANY COURT OF COMPETENT JURISDICTION FOR ANY CLAIMS I MAY HAVE RELATED TO INTELLECTUAL PROPERTY OWNERSHIP OR INFRINGEMENT.

B. Procedure. I AGREE THAT ANY ARBITRATION WILL BE ADMINISTERED BY JAMS, INC. (“JAMS”), PURSUANT TO ITS COMPREHENSIVE ARBITRATION RULES & PROCEDURES (THE “JAMS RULES”). I AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, PRIOR TO ANY ARBITRATION HEARING. I AGREE THAT THE ARBITRATOR SHALL ISSUE A WRITTEN DECISION ON THE MERITS. I ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. I AGREE THAT THE DECREE OR AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED AS A FINAL AND BINDING JUDGMENT IN ANY COURT HAVING JURISDICTION THEREOF. I UNDERSTAND THAT THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR JAMS EXCEPT THAT I SHALL PAY ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION THAT I INITIATE, BUT ONLY SO MUCH OF THE FILING FEES AS I WOULD HAVE INSTEAD PAID HAD I FILED A COMPLAINT IN A COURT OF LAW. I AGREE THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THAT THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO RULES OF CONFLICT OF LAW. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. I AGREE THAT ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE CONDUCTED IN SAN FRANCISCO COUNTY, CALIFORNIA.

C. Remedy. EXCEPT FOR THE EXCEPTIONS AS PROVIDED BY THE ACT AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE, AND FINAL REMEDY FOR ANY DISPUTE BETWEEN ME AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE ACT AND THIS AGREEMENT, NEITHER I NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION.

D. Administrative Relief. PURPOSELY BLANK.

E. Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE.    I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT TO THE EXTENT PERMITTED BY LAW, I AM WAIVING MY RIGHT TO A JURY TRIAL. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

11. MISCELLANEOUS

A. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, I hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against me by the Company.

B. Assignability. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as may be expressly otherwise stated. Notwithstanding anything to the contrary herein, Invitae, Inc. may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Invitae, Inc.’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise.

C. Entire Agreement. This Agreement, together with the Exhibits herein and any executed written offer letter between me and the Company, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations. I represent and warrant that I am not relying on any statement or representation not contained in this Agreement. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

F. Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the President or CEO of the Company and me. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

G. Survivorship. The rights and obligations of the parties under this Agreement will survive termination of my engagement with the Company.

Date:
Signature

(typed or printed)
Witness:

Signature

Name (typed or printed)

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

     No inventions or improvements

     Additional Sheets Attached

Date:
Signature

Name (typed or printed)

EXHIBIT B

PURPOSELY BLANK

EXHIBIT C

INVITAE CORPORATION TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property, or reproductions of any and all aforementioned items belonging to Invitae, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information, Invention Assignment, and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others), as covered by that agreement.

I further agree that, in compliance with the Confidential Information, Invention Assignment, and Arbitration Agreement, I will preserve as confidential all Company Confidential Information and Associated Third Party Confidential Information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees.

I also agree that for twelve (12) months from this date, I will not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company. I agree that nothing in this paragraph shall affect my continuing obligations under the Confidential Information, Invention Assignment, and Arbitration Agreement during and after this twelve (12) month period, including, without limitation, my obligations under Article 1 (Confidentiality) thereof.

Date:
Signature

Name (typed or printed)

Address for Notifications:

EXHIBIT D

INVITAE CORPORATION CONFLICT OF INTEREST GUIDELINES

It is the policy of Invitae, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees, and independent contractors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations that must be avoided:

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Confidential Information, Invention Assignment, and Arbitration Agreement elaborates on this principle and is a binding agreement.)

2. Accepting or offering substantial gifts, excessive entertainment, favors, or payments that may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7. Borrowing from or lending to employees, customers, or suppliers.

8. Acquiring real estate of interest to the Company.

9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales, or markets with competing companies or their employees.

11. Making any unlawful agreement with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other person or entity.

13. Engaging in any conduct that is not in the best interest of the Company.

Each officer, employee, and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

EXHIBIT E

INVITAE CORPORATION INSIDER TRADING AND COMMUNICATIONS POLICY

[ATTACHED]

INVITAE CORPORATION

Insider Trading and Communications Policy

Policy as to Trades in the Company’s Securities By Company Personnel

and

Treatment of Confidential Information

1. Purpose.

Both the Securities and Exchange Commission (the “SEC”) and Congress are very concerned about maintaining the fairness and integrity of the U.S. capital markets. The securities laws are continually reviewed and amended to prevent people from taking advantage of “inside information” and to increase the punishment for those who do. These laws require publicly-traded companies to have clear policies on insider trading. If companies like ours do not take active steps to adopt preventive policies and procedures covering securities trades by company personnel, the consequences could be severe.

We are adopting this Insider Trading and Communications Policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with our Company (not just so-called insiders). We have all worked hard to establish our reputation for integrity and ethical conduct. We cannot afford to damage this reputation.

2. Applicability.

This policy applies to all employees, members of the Board of Directors, consultants and contractors of the Company (the “Individuals”).

3. The Consequences.

The consequences of insider trading violations can be substantial:

For Individuals who trade on inside information (or tip information to others):

•	A jail term of up to 20 years (30 years in certain circumstances);

•	A civil penalty of up to three times the profit gained or loss avoided; and

•	A criminal fine (no matter how small the profit) of up to $5 million.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

•	A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the Individual’s violation; and

•	A criminal penalty of up to $25 million.

In addition, plaintiffs may claim that Individuals or the Company are also liable to contemporaneous traders.

Further, if the Company has a reasonable basis to conclude that an employee has violated the Company’s insider trading and communications policy, whether or not knowingly, the Company may impose sanctions, including dismissal for cause. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation (as well as the Company’s) and irreparably damage a career. Finally, the size of a transaction has no impact on potential insider trading liability. In the past, even relatively small trades (e.g., trades as small as $400) have resulted in SEC investigations and lawsuits.

4. Our Policy.

No Trading When in Possession of Material Non-Public Information. If a member of the Board of Directors, officer, any employee, consultant or contractor of the Company or any subsidiary of the Company has possession of material non-public information (often referred to as “inside information”) relating to our Company or any other securities as to which the person receives information not available to investors generally, it is our policy that neither that person nor any related person may buy or sell securities of the Company, make a gift of Company securities, or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to information relating to any other company, including our customers or partners, obtained in the course of you rendering services to the Company or any subsidiary of the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

What is Material Information? “Material information” is any information that a reasonable investor would consider important in deciding whether to buy, hold or sell securities of the Company or any other securities as to which the person receives information not available to investors generally. In short, “material information” includes any information that reasonably could affect the price of our securities or any other securities. Either positive or negative information may be material. It can be information about the Company or about a company with which we do business.

Examples: Common examples of information that will frequently be regarded as material are:

•	projections of future earnings, losses or other business activity;

•	news of a possible merger, acquisition or tender offer;

•	news of a possible license agreement, collaboration or partnership;

•	significant new products or delays in new product introduction or development;

•	plans to raise additional capital through stock sales or otherwise;

•	the gain or loss of a significant partner or customer;

•	discoveries, or grants or allowances or disallowances of patents;

•	changes in management;

•	news of a significant sale of assets;

•	impending bankruptcy or financial liquidity problems; and

•	changes in dividend policies or the declaration of a stock split.

20/20 Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Transactions by Family Members. The same restrictions apply to your immediate family members and others living in your household. You are responsible for the compliance of your immediate family and personal household.

Transactions of non-residents. The same restrictions apply regardless of whether a person is resident within the United States.

Do Not Pass Information to Others. Whether the information is proprietary information about our Company or information that could have an impact on our stock price, employees must not pass the information on to others. It is illegal to advise others to trade on the basis of undisclosed material information. Liability in these cases can extend to both the “tippee” — the person to whom the insider disclosed inside information — and you, as the “tipper,” and will apply whether or not you derive any benefit from another’s actions. You should not make recommendations to others concerning the purchase or sale of securities of the Company.

When Information is Public. As you can appreciate, it is also improper for any employee to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. We impose certain “trading blackouts” to ensure that the Company’s stockholders and the investing public will be afforded the time to receive the information and act upon it. These are discussed below under the heading “Trading Blackouts.” To avoid the appearance of impropriety, as a general rule, you should not engage in any transaction until at least one full trading day has passed following the release of the information. Thus, if an announcement were made after the market close on a Monday, Wednesday generally would be the first day on which you would be able to trade. If an announcement were made after the market close on a Friday, Tuesday generally would be the first eligible trading day.

Pre-Clearance of Trades of Company Stock. To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an employee engages in a trade while unaware of a pending major development), all members of the Board of Directors, officers and certain employees of the Company and its subsidiaries in a position to have access to material non-public information must obtain pre-clearance in writing from our Chief Financial Officer (or, in the case of our Chief Financial Officer, pre-clearance in writing from our Chief Executive Officer) of all transactions in Company securities (acquisitions, dispositions, transfers, gifts, etc.). You must submit a written request for pre-clearance of a transaction no later than three business days before the proposed date of execution of the transaction unless you obtain a waiver from the Audit Committee of the Board of Directors. You will be notified if you are one of the specified persons subject to this pre-clearance policy. Pre-clearance is subject to a five business day expiration and must be renewed by the applicant after five business days to be valid.

Pre-clearance does not relieve anyone of their responsibility under SEC rules. All Individuals, whether subject to pre-clearance or not, are responsible for adherence to this Insider Trading and Communications Policy, including, but not limited to: not trading on insider information; not trading during trading blackout periods; not trading for one full trading day after earnings announcements; and not trading in securities on a short-term basis. Individuals normally not subject to pre-clearance are still responsible for written pre-clearance for the sale of stock purchased in the open market and that has been owned less than six months. If any Individual is in doubt of whether or not pre-clearance is required, the Individual should inquire with our Chief Financial Officer or obtain pre-clearance as a cautionary measure.

Trading Blackouts. From time to time, the Company may require that members of the Board of Directors, officers, employees of the Company and subsidiaries of the Company and others to suspend trading because of developments known to the Company and not yet disclosed to the public. In that event, these persons are advised not to engage in any transaction involving the purchase or sale of the Company’s securities during that period, and should not disclose to others the fact that they have been suspended from trading. The Company will also require the following mandatory trading blackout:

•	Earnings Trading Blackouts – All members of the Board of Directors, officers, and employees of the Company or any subsidiary of the Company will be subject to a stock trading blackout period beginning two weeks prior to the end of a fiscal quarter until one full trading day has passed after earnings for that quarter are released.

Of course, no trading should be done at any time that a member of the Board of Directors, executive officer, employee, consultant or contractor is actually aware of a major undisclosed corporate development.

Options. Cash exercise of options may be done at any time. This policy also does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements which occur as a result of certain option exercises. Same-day-sales and exercises of options are subject to trading windows, as are any other market sale of shares subject to the option for the purpose of generating the cash needed to pay the exercise price of an option (a “sell to cover”).

Exception for Approved 10b5-1 Plans. Trades by members of the Board of Directors, officers or employees in the Company’s securities that are executed pursuant to an approved 10b5-1 trading plan (a “Trading Plan”) are not subject to the prohibition on trading on the basis of material non-public information contained in this Insider Trading and Communications Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods.

SEC Rule 10b5-1 provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. It does not prevent someone from bringing a lawsuit. This Insider Trading and Communications Policy permits Individuals to adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s securities, including the exercise of options. Trading Plans are to be implemented only during open windows and when the Individual is not aware of any material non-public information.

Any Trading Plan must comply with SEC Rule 10b5-1 and be approved in writing in advance by our Chief Financial Officer (or, in the case of our Chief Financial Officer, approved in writing in advance by our Chief Executive Officer) and the establishment of such a Trading Plan with respect to an Individual may be publicly announced by the Company.

Establishing a Trading Plan does not exempt Individuals from complying with the Section 16 six-month short swing profit rules or liability.

Revocation/Amendments to Trading Plans. An Individual may revoke his or her Trading Plan at any time, subject to the terms of the Individual’s Trading Plan. However, if the Individual terminates the Trading Plan after the first option exercise or stock sale, then the Individual must cancel all outstanding Trading Plans and agree not to enter into another Trading Plan until six months after termination of the Trading Plan.

Under certain circumstances, a Trading Plan must be revoked. This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Chief Financial Officer or his designee or any stock administrator of the Company is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

Amendments to Trading Plans will not be allowed once the Trading Plan is in place with the consent of the Board of Directors, unless such amendment becomes effective not less than six months after the Individual is bound by such amendment.

Post-Termination Transactions. This Insider Trading and Communications Policy continues to apply to your transactions in Company securities even after your employment, board service or consulting services terminate. If you are in possession of material nonpublic information when your service to the Company or a subsidiary of the Company terminates, you may not trade in Company securities until that information has become public or is no longer material.

5. Additional Prohibited Transactions.

We believe it is improper and inappropriate for any Individual to engage in short-term or speculative transactions involving Company securities. We believe that this trading can reflect badly on the Company and that Individuals should not engage in any types of transactions that are commonly viewed as a form of “betting” for or against the Company. Accordingly, it is the Company’s policy that members of the Board of Directors, officers, employees, consultants and contractors may not engage in any of the following activities with respect to securities of the Company, without prior written pre-clearance:

•	Director and officer cashless exercise – In response to the restrictions set forth in the Sarbanes-Oxley Act of 2002, the Company will not arrange with brokers to administer cashless exercises on behalf of directors and officers of the Company. Directors and officers of the Company may only utilize the cashless exercise feature of their options if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price and (iii) the director or officer uses a “T+3” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the option settles. Under a T+3 cashless exercise, a stock broker, the issuer, and the transfer agent of the issuer work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Any employee who has any questions about cashless exercises may obtain additional guidance from our Chief Financial Officer.

•	Director and officer trading during pension and 401(k) plan blackout periods – If Company securities are available as an investment option or used as a Company match in the Company’s 401(k) plan, directors and officers of the Company are prohibited from trading Company securities during pension and 401(k) plan blackouts, if any, in response to the restrictions set forth in the Sarbanes-Oxley Act of 2002.

•	Purchases of Company securities on margin — This means borrowing from a brokerage firm, bank or other entity in order to buy Company securities (other than in connection with a so-called “cashless” exercise of options under the Company’s stock plans).

•	Short sales of Company securities — This involves selling Company securities that you do not own in the expectation that the price of the securities will fall, or as part of an arbitrage transaction.

•	Buying or selling puts or calls, or their equivalent positions, on Company securities — This includes options and derivatives trading on any of the stock exchanges or futures exchanges, including cashless collars.

6. Confidential Information and Communications with the Media.

Unauthorized disclosure of internal information relating to the Company (including information regarding facilities, products or services or the Company’s partners, suppliers or customers) could cause competitive harm to the Company and in some cases could result in liability for the Company.

Unauthorized Disclosure. Individuals should not disclose internal information about the Company to anyone outside the Company, except as required in the performance of regular duties for the Company. In this regard, Individuals are prohibited from posting internal information about the Company on a “bulletin board” or “blog” on the Internet, communicating about the Company and its business in Internet-based “chat” rooms or blogs or having a blog that discusses the Company and its business.

Communications with the Media, Securities Analysts and Investors. Communications on behalf of the Company with the media, securities analysts and investors must be made only by specifically designated representatives of the Company, as communications may be regulated by federal securities laws including but not limited to Regulation FD. Unless you have been expressly authorized to make such communications, if you receive any inquiry relating to the Company from the media, a securities analyst or an investor, you should refer the inquiry to our Chief Financial Officer.

Safeguarding Confidential Information. Care must be taken to safeguard the confidentiality of internal information. For example, sensitive documents should not be left lying on desks, and visitors should not be left unattended in offices containing internal company documents.

Rumors. Rumors concerning the business and affairs of the Company may circulate from time to time. Our general policy is not to comment upon those rumors. Individuals should also refrain from commenting upon or responding to rumors and should refer any requests for comments or responses to our Chief Financial Officer.

Analyst Reports. The Company views analyst reports as the proprietary information of the analyst’s firm. The Company will not provide such reports on our corporate or other websites or through any other means to persons outside of the Company. The Company should avoid directing anyone outside the Company to an analyst report, in part to avoid the appearance of endorsing such a report.

7. Company Assistance.

Any person who has any questions about specific transactions may obtain additional guidance from our Chief Financial Officer.

Remember, however, you are ultimately responsible for adhering to this Insider Trading and Communications Policy and avoiding improper transactions. In this regard, it is imperative that you use your best judgment.

Section 16 Filings. While the Company expects to assist each officer, director and other employee subject to Section 16 reporting requirements (including immediate family members and others in their household) (collectively, “Section 16 Reporting Persons”) with such Section 16 filings, and expects such assistance to include form preparation for all Section 16 Reporting Persons other than those who do not require such assistance, the obligation to file Section 16 reports (Forms 3, 4 and 5) is a personal obligation of each such person, and the Company is not responsible for any failure to file accurate and timely Section 16 reports. Each Section 16 Reporting Person must ensure that his or her broker provides the Company with detailed information (trade date, number of shares, exact price) regarding every transaction involving the securities of the Company, including gifts, transfers, pledges and all Rule 10b5-1 transactions, both in connection with mandatory pre-clearance requirements for such Section 16 Reporting Persons and immediately following execution.

8. Modifications.

This Insider Trading and Communications Policy has been approved by the Company’s Board of Directors. Officers of the Company may, from time to time, make non-substantive modifications to this Insider Trading and Communications Policy (including, without limitation, substitution of the names of the appropriate contact persons within the Company) with subsequent notice to the Company’s Board of Directors or the Nominating and Governance Committee of the Board of Directors.

9. Acknowledgements.

All directors, officers and employees of the Company and its subsidiaries will be required to acknowledge, electronically or in writing, their understanding of, and intent to comply with, this Insider Trading and Communications Policy. This agreement will constitute each such person’s consent for the Company to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this policy. As a condition of continued employment or engagement all employees, contractors and consultants must periodically acknowledge, electronically or in writing, that they have read and agree to abide by this policy.

ACKNOWLEDGMENT

I have received and read a copy of the Invitae Corporation Insider Trading and Communications Policy and I understand and agree to comply with the specific requirements of the policy. I agree that I will be subject to sanctions imposed by the Company, in its discretion, for violation of the Company’s policy, including dismissal for cause, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against transfer of Company securities by me in a transaction that the Company considers to be in contravention of this policy.

Signed:

Printed Name:

Date: